As filed with the Securities and Exchange Commission on June 2, 2011
Registration File No. 333-174643

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PREMIER POWER RENEWABLE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-4343369
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
 (Address of principal executive offices) (Zip Code)

2008 Equity Incentive Plan
(full title of the plan)

Corporation Service Company
2711 Centerville Road, Suite 40
Wilmington, DE 19808
 (Name and address of agent for service)

(302) 636-5401
(Telephone number, including area code, of agent for service)

With a copy to:

Jamie H. Kim, Esq.
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

Pursuant to Rule 429 of the Securities Act of 1933, as amended, this Registration Statement serves as Post-Effective Amendment No. 1 to (i) our previously filed Registration Statement on Form S-8, Registration No. 333-156961, which registered 2,951,875 shares of our common stock that may be issued pursuant to the exercise of options or other equity-based awards granted under the 2008 Equity Incentive Plan, and (ii) our previously filed Registration Statement on Form S-8, Registration No. 333-174643, which registered 2,000,000 shares of our common stock that may be issued pursuant to the exercise of options or other equity-based awards granted under the 2008 Equity Incentive Plan, as amended.

This Post-Effective Amendment No. 1 is being filed solely to include information relating to the resale of control securities acquired by the named selling shareholder listed under the “Selling Security Holders” section of the prospectus. The selling security holders have acquired the securities pursuant to the Premier Power Renewable Energy, Inc. 2008 Equity Incentive Plan, as amended.

The inclusion of the individuals listed under the “Selling Security Holders” section of the prospectus does not constitute a commitment to sell any or all of the stated number of shares of common stock.  The number of shares offered shall be determined from time to time by the selling security holders at their sole discretion and such individuals are listed as a selling security holder solely to register the shares that they have received or will receive under the Premier Power Renewable Energy, Inc. 2008 Equity Incentive Plan, as amended.

This prospectus is not an offer to sell these securities, and no offer to buy these securities is being solicited in any state where the offer or sale is not permitted.

REOFFER PROSPECTUS

PREMIER POWER RENEWABLE ENERGY, INC.
1,487,064 Shares of Common Stock

This reoffer prospectus relates to the offer and sale from time to time of up to 1,487,064 shares of our common stock, $.0001 par value per share, by the selling security holders named in this prospectus.  These shares include shares issuable upon the exercise of options under our 2008 Equity Incentive Plan, as amended (the “Plan”), or pursuant to other stock-based awards under the Plan, all previously granted to the selling security holders.

Our common stock is quoted on the OTC Bulletin Board under the symbol PPRW.  The closing sale price for our common stock on May 31, 2011 was $0.75 per share.

Investing in our common stock involves risks.  See "Risk Factors" on page 5 of this reoffer prospectus. These are speculative securities.

Since our company does not currently meet the registrant requirements for use of Form S-3, the amount of common shares that may be resold by means of this reoffer prospectus by each of the selling security holders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2011.

PREMIER POWER RENEWABLE ENERGY, INC.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities.  The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  If any of the following risks actually occurs, our business, financial condition, or results of operations could be harmed.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

We had an operating loss in 2009 and 2010 and have used increasing amounts of cash for operations and to fund our project development and future acquisitions.

We had a $4.6 million operating loss in 2009 and a $4.0 million operating loss in 2010.  Cash used in operations was $6.2 million in 2009 and cash provided by operations was $1.4 million in 2010.  We continue to pursue additional solar projects, acquisitions, and investment opportunities and may need to support the financing needs of our subsidiaries.  We currently have enough cash on hand and projected cash flow to fund our operations for the next 12 months. However, we anticipate we will need additional funds to finance future investment and acquisition activity we wish to undertake.  We do not know if such funds will be available if needed on terms that we consider acceptable.  We may have to limit or adjust our project development and investment/acquisition strategy or sell some of our assets in order to continue to pursue our corporate goals.

We are dependent upon our suppliers for the components used in the systems we design and install, and our major suppliers are dependent upon the continued availability and pricing of polysilicon and other raw materials used in solar modules. Any increases in the price of solar components or any interruptions to or shortage or decline in the quality of the solar components we purchase for our solar energy systems could adversely affect our business.

Key components used in our systems are purchased from a limited number of manufacturers.  We are subject to market prices for the components that we purchase for our installations, which are subject to fluctuation. We cannot ensure that the prices charged by our suppliers will not increase because of changes in market conditions or other factors beyond our control. An increase in the price of components used in our systems could result in an increase in costs to our customers and could have a material adverse effect on our revenues and demand for our products and services. Our suppliers are dependent upon the availability and pricing of polysilicon, one of the main materials used in manufacturing solar panels. Interruptions in our ability to procure needed components for our systems, whether due to discontinuance by our suppliers, delays or failures in delivery, shortages caused by inadequate production capacity or unavailability, or for other reasons, would adversely affect or limit our sales and growth. In addition, increases in the prices of solar modules could make systems that have been sold but not yet installed unprofitable for us. There is no assurance that we will continue to find qualified manufacturers on acceptable terms and, if we do, there can be no assurance that product quality will continue to be acceptable, which could lead to a loss of sales and revenues.

Various licenses and permits are required to operate our business, and the loss of or failure to renew any or all of these licenses and permits could prevent us from either completing current projects or obtaining future projects, and, thus, materially adversely affect our business.

We, together with our subsidiaries, hold all required licenses in all the areas in which we operate.  Also, we hold all certifications required by the jurisdictions in which we operate. The loss of any such licenses or certifications, or the loss of any key personnel who hold such licenses or certifications, would materially adversely affect our business because it could prevent us from obtaining and/or completing solar integration projects in states where we or our personnel lose such licenses or certifications or are in non-compliance with state licensing or certification requirements.

Our growth strategy may prove to be disruptive and divert management resources.

Our growth strategy may involve complex transactions and present financial, managerial and operational challenges, including diversion of management attention from our existing businesses, difficulty with integrating personnel and financial and other systems, increased expenses, including compensation expenses resulting from newly hired employees, the assumption of unknown liabilities and potential disputes.  We could also experience financial or other setbacks if any of our growth strategies incur problems of which we are not presently aware.

We may need to obtain additional debt or equity financing to fund future capital expenditures and to meet working capital requirements, which may be obtained on terms that are unfavorable to the Company and/or our stockholders.

We will require additional financing in the future in connection with our growth strategy to fund future capital expenditures and for working capital.  Additional equity may result in dilution to the holders of our outstanding shares of capital stock.  Additional debt financing may include conditions that would restrict our freedom to operate our business, such as conditions that:

•	increase our vulnerability to general adverse economic and industry conditions;

•
require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

In addition to the foregoing challenges, our ability to obtain additional financing may be limited.  We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

Our ability to raise capital, in general, is limited by the terms of our engagement of Genesis Capital Advisors.

We are party to an engagement agreement with Genesis Capital Advisors, LLC for their exclusive services in connection with sales, mergers, acquisitions, financings, or other transactions involving the Company.  Should we terminate this agreement with Genesis, its right to compensation continues with respect to transactions entered into for the 24 month period following termination.  If we require additional capital and engage other firms or persons in capital-raising efforts, we will need to obtain a waiver by Genesis of the exclusivity provisions of their engagement.  Any such waiver may cause a delay or discourage third parties from entering into a business relationship with us.  We may also need to compensate Genesis for such a waiver if Genesis is willing to waive its exclusivity rights.  We are currently attempting to renegotiate the agreement and have no assurances that favorable terms will be obtained.

Geographical business expansion efforts we make could result in difficulties in successfully managing our business and consequently harm our financial condition.

As part of our business strategy, we may seek to expand by acquiring competing businesses or customer contracts outside of our current geographic markets, or we may open offices in the geographical markets we desire to operate within.  We may face challenges in managing expanding product and service offerings and in integrating acquired businesses with our own.  We cannot accurately predict the timing, size and success of our expansion efforts and the associated capital commitments that might be required.  We expect to face competition for expansion candidates, which may limit the number of expansion opportunities available to us and may lead to higher expansion costs.  There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses and contracts or successfully integrate acquired businesses and contracts, if any, into our company, without substantial costs, delays or other operational or financial difficulties.  In addition, expansion efforts involve a number of other risks, including:

•	failure of the expansion efforts to achieve expected results;

•	diversion of management’s attention and resources to expansion efforts;

•	failure to retain key customers or personnel of the acquired businesses;

•	failure to maintain adequate financial controls across borders; and

•	risks associated with unanticipated events, liabilities, or contingencies.

Client dissatisfaction or performance problems at a single acquired business could negatively affect our reputation.  The inability to acquire businesses on reasonable terms or successfully integrate and manage acquired companies, or the occurrence of performance problems at acquired companies, could result in dilution to our stockholders, unfavorable accounting charges and difficulties in successfully managing our business.

Our inability to obtain capital, use internally generated cash, or use shares of our common stock or debt to finance future expansion efforts could impair the growth and expansion of our business.

Reliance on internally generated cash or debt to finance our operations or to complete business expansion efforts could substantially limit our operational and financial flexibility.  The extent to which we will be able or willing to use shares of common stock to consummate expansions will depend on our market value from time to time and the willingness of potential sellers to accept it as full or partial payment.  Using shares of common stock for this purpose also may result in significant dilution to our then existing stockholders.  To the extent that we are unable to use common stock to make future expansions, our ability to grow through expansions may be limited by the extent to which we are able to raise capital for this purpose through debt or equity financings.  No assurance can be given that we will be able to obtain the necessary capital to finance a successful expansion program or our other cash needs.  If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of any expansion.  In addition to requiring funding for expansions, we anticipate we will need additional funds to implement our internal growth and operating strategies or to finance other aspects of our operations. Our failure to (i) obtain additional capital on acceptable terms, (ii) use internally generated cash or debt to complete expansions because it significantly limits our operational or financial flexibility, or (iii) use shares of common stock to make future expansions may hinder our ability to actively pursue any expansion program we may decide to implement and negatively impact our stock price.

Additionally, a majority of our cash is held offshore, and while we do not currently believe there are any material limitations or restrictions on our ability to repatriate profits, there may be tax consequence or changes in statutory rules which would affect our ability to do so.

Our operations are cash intensive, and our business could be adversely affected if we fail to maintain sufficient levels of working capital.

We expend a significant amount of cash in our operations, principally to fund our materials procurement.  Our suppliers typically provide us with credit.  In turn, we typically require our customers to make payment at various stages of the project.  We generally fund most of our working capital requirements out of cash flow generated from operations.  If we fail to generate sufficient revenues from our sales or if we experience difficulties collecting our accounts receivables, we may not have sufficient cash flow to fund our operating costs, and our business could be adversely affected.

Although our internal controls over financial reporting were determined to be effective as of December 31, 2010, they were determined to be deficient as of December 31, 2009. Failure to maintain effectiveness may reduce our ability to accurately report our financial results or prevent fraud.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  Our management identified a significant deficiency related to limited finance and accounting resources in our internal control over financial reporting and concluded that our internal controls over financial reporting were ineffective at December 31, 2009.  Our financial reporting includes various highly complex technical accounting issues.  As a result of the previously identified significant deficiency, we have made the following significant changes in our internal controls over financial reporting to reasonably ensure that our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States:

•
We implemented a formal process for preparing and controlling journal entries to prevent processing erroneous or unauthorized entries by restricting preparation of monthly journal entries to certain authorized personnel; implementing a system of sequential numbering and numeric accounting of each journal entry; implementing a system of attaching supporting documentation to each journal entry; and implementing a system of independent review of each journal entry.

•
In late fourth quarter 2009, we hired additional experienced accounting personnel in an effort to increase the experience level within our accounting department; including the hiring of a new chief financial officer who is an individual with significant experience applying generally accepted accounting principles. Our new chief financial officer participated in the December 31, 2010 and 2009 financial close and reporting processes, which added an additional level of supervisory review.

•	We hired external consultants to provide internal control reviews and provide suggestions for improvement.

•	We implemented a detailed financial performance review with management and our Board of Directors.

 Such changes in our internal control structure remediated the significant deficiency in the fiscal year ended December 31, 2010. However, if we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders and the market in general could lose confidence in our financial reporting, which loss of confidence could harm our business and the trading price of our common stock.

Because the solar integration industry is highly competitive and has low barriers to entry, we may lose market share to larger companies due to increased competition.

Our industry is highly competitive and fragmented, is subject to rapid change and has low barriers to entry in some of the markets in which we operate.  We may in the future compete for potential customers with solar system installers and servicers, electricians, roofers, utilities and other providers of solar power equipment or electric power.  Some of these competitors may have significantly greater financial, technical and marketing resources and greater name recognition than we have.  We believe that our ability to compete depends in part on a number of factors outside of our control, including:

•	the ability of our competitors to hire, retain and motivate qualified technical personnel;

•	the ownership by competitors of proprietary tools to customize systems to the needs of a particular customer;

•	the price at which others offer comparable services and equipment;

•	the extent of our competitors’ responsiveness to client needs;

•	risk of local economy decline; and

•	installation technology.

Competition in the solar power services industry may increase in the future, partly due to low barriers to entry, as well as from other alternative energy resources now in existence or developed in the future.  Increased competition could result in price reductions, reduced margins or loss of market share and greater competition for qualified technical personnel.  There can be no assurance that we will be able to compete successfully against current and future competitors.  If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations would be adversely affected.

We act as the general contractor for our customers in connection with the installation of our solar power systems and are subject to risks associated with construction, bonding, cost overruns, delays, and other contingencies, which could have a material adverse effect on our business and results of operations.

We act as the general contractor for our customers in connection with the installation of our solar power systems.  All essential costs are estimated at the time of entering into the sales contract for a particular project, and these are reflected in the overall price that we charge our customers for the project.  These cost estimates are preliminary and may or may not be covered by contracts between us or the other project developers, subcontractors, suppliers and other parties to the project.  In addition, we require qualified, licensed subcontractors to install some of our systems.  Shortages of such skilled labor could significantly delay a project or otherwise increase our costs.  Should miscalculations in planning a project or defective or late execution occur, we may not achieve our expected margins or cover our costs.  Also, many systems customers require performance bonds issued by a bonding agency.  Due to the general performance risk inherent in construction activities, it is sometimes difficult to secure suitable bonding agencies willing to provide performance bonding. In the event we are unable to obtain bonding, we will be unable to bid on, or enter into, sales contracts requiring such bonding.  Delays in solar panel or other supply shipments, other construction delays, unexpected performance problems in electricity generation or other events could cause us to fail to meet these performance criteria, resulting in unanticipated and severe revenue and earnings losses and financial penalties.  Construction delays are often caused by inclement weather, failure to timely receive necessary approvals and permits, or delays in obtaining necessary solar panels, inverters or other materials.  We operate in international markets that have unique permitting requirements, which, if not met, may cause delays.  The occurrence of any of these events could have a material adverse effect on our business and results of operations.

We generally recognize revenue on system installations on a “percentage of completion” basis and payments are due upon the achievement of contractual milestones, and any delay or cancellation of a project could adversely affect our business.

We recognize revenue on our system installations on a “percentage of completion” basis and, as a result, our revenue from these installations is driven by the performance of our contractual obligations, which is generally driven by timelines for the installation of our solar power systems at customer sites.  This could result in unpredictability of revenue and, in the short term, a revenue decrease.  As with any project-related business, there is the potential for delays within any particular customer project. Variation of project timelines and estimates may impact the amount of revenue recognized in a particular period.  In addition, certain customer contracts may include payment milestones due at specified points during a project.  Because we must invest substantial time and incur significant expense in advance of achieving milestones and the receipt of payment, failure to achieve milestones could adversely affect our business and cash flows.

We are subject to particularly lengthy sales cycles with our equity fund, commercial, and government customers, which may adversely affect our sales and marketing efforts.

Factors specific to certain of our customers’ industries have an impact on our sales cycles.  Our equity fund, commercial, and government customers may have longer sales cycles due to the timing of various state and federal requirements.  These lengthy and challenging sales cycles may mean that it could take longer before our sales and marketing efforts result in revenue, if at all, and may have adverse effects on our operating results, financial condition, cash flows, and stock price.

Our failure to meet a customer’s expectations in the performance of our services, and the risks and liabilities associated with placing our employees and technicians in our customers’ homes and businesses, could give rise to claims against us.

Our engagements involve projects that are critical to our customers’ business or home.  Our failure or inability to meet a customer’s expectations in the provision of our products and services could damage or result in a material adverse change to their premises or property, and therefore could give rise to claims against us or damage our reputation.  In addition, we are exposed to various risks and liabilities associated with placing our employees and technicians in the homes and workplaces of others, including possible claims of errors and omissions, harassment, theft of client property, criminal activity and other claims.

We generally do not have long-term agreements with our solar integration customers and, accordingly, could lose customers without warning.

Our products are generally not sold pursuant to long-term agreements with solar integration customers, but instead are sold on a purchase order basis.  We typically contract to perform large projects with no assurance of repeat business from the same customers in the future.  Although cancellations on our purchase orders to date have been insignificant, our customers may cancel or reschedule purchase orders with us on relatively short notice.  Cancellations or rescheduling of customer orders could result in the delay or loss of anticipated sales without allowing us sufficient time to reduce, or delay the incurrence of, our corresponding inventory and operating expenses.  In addition, changes in forecasts or the timing of orders from these or other customers expose us to the risks of inventory shortages or excess inventory.  This, in addition to the non-repetition of large systems projects and our failure to obtain new large system projects due to current economic conditions and reduced corporate and individual spending, could cause our revenues to decline, and, in turn, our operating results to suffer.

Our profitability depends, in part, on our success in brand recognition, and we could lose our competitive advantage if we are unable to protect our trademark against infringement. Any related litigation could be time-consuming and costly.

We believe our brand has gained substantial recognition by customers in certain geographic areas.  We have trademark protection for the brand names “Premier Power” and “Bright Futures” and have applied for trademark protection of our sales slogan “Your Solar Electricity Specialist.”  Use of our name or a similar name by competitors in geographic areas in which we have not yet operated could adversely affect our ability to use or gain protection for our brand in those markets, which could weaken our brand and harm our business and competitive position.  In addition, any litigation relating to protecting our trademark against infringement is likely to be time consuming and costly.

We may face intellectual property infringement claims that could be time-consuming and costly to defend and could result in our loss of significant rights and the assessment of damages.

If we receive notice of claims of infringement, misappropriation or misuse of other parties’ proprietary rights, some of these claims could lead to litigation.  We cannot provide assurances that we will prevail in these actions, or that other actions alleging misappropriation or misuse by us of third-party trade secrets, infringement by us of third-party patents and trademarks or the validity of our patent or trademarks, will not be asserted or prosecuted against us.  We may also initiate claims to defend our intellectual property rights.  Intellectual property litigation, regardless of outcome, is expensive and time-consuming, could divert management’s attention from our business and have a material negative effect on our business, operating results or financial condition.  If there is a successful claim of infringement against us, we may be required to pay substantial damages (including treble damages if we were to be found to have willfully infringed a third party’s patent) to the party claiming infringement, develop non-infringing technology, stop selling our products or using technology that contains the allegedly infringing intellectual property or enter into royalty or license agreements that may not be available on acceptable or commercially practical terms, if at all.  Our failure to develop non-infringing technologies or license the proprietary rights on a timely basis could harm our business.  Parties making infringement claims on any future issued patents may be able to obtain an injunction that would prevent us from selling our products or using technology that contains the allegedly infringing intellectual property, which could harm our business.

We do not carry business interruption insurance, and any unexpected business interruptions could adversely affect our business.

Our operations are vulnerable to interruption by earthquake, fire, power failure and power shortages, hardware and software failure, floods, computer viruses, and other events beyond our control.  In addition, we do not carry business interruption insurance to compensate us for losses that may occur as a result of these kinds of events, and any such losses or damages incurred by us could disrupt our solar integration projects and other Company operations without reimbursement.

A decrease in the availability of credit or an increase in interest rates could make it difficult for customers to finance the cost of solar energy systems and could reduce demand for our services and products.

Some of our prospective residential and commercial customers may depend on debt financing, such as power purchase agreements or home equity loans, to fund the initial capital expenditure required to purchase a solar energy system.  Third-party financing sources, specifically for solar energy systems, are currently limited, especially due to recent domestic and worldwide economic troubles.  The lack of financing sources, a decrease in the availability of credit or an increase in interest rates could make it difficult or more costly for our potential customers to secure the financing necessary to purchase a solar energy system on favorable terms, or at all, thus lowering demand for our products and services and negatively impacting our business.

A portion of our revenues is generated by construction contracts, and, thus, a decrease in construction could reduce our construction contract-related sales and, in turn, adversely affect our revenues.

Some of our solar-related revenues were generated from the design and installation of solar power products in newly constructed and renovated buildings, plants and residences.  Our ability to generate revenues from construction contracts will depend on the number of new construction starts and renovations, which should correlate with the cyclical nature of the construction industry and be affected by general and local economic conditions, changes in interest rates, lending standards and other factors.  For example, the current housing slump and tightened credit markets have resulted in reduced new home construction, which could limit our ability to sell solar products to residential and commercial developers.

We derive most of our revenue from sales in a limited number of territories, and we will be unable to further expand our business if we are unsuccessful in adding additional geographic sales territories to our operations.

We currently derive most of our revenue from sales of our solar integration services in the United States and Europe.  This geographic concentration exposes us to growth rates, economic conditions, government regulations, permitting requirements, and other factors that may be specific to those territories to which we would be less subject if we were more geographically diversified.   In addition, our reliance on tariffs and other government incentive programs (which may not always be available to us) could magnify any adverse consequences associated with such geographic concentration.  The growth of our business will require us to expand our operations and commence operations in other states, countries, and territories.  Any geographic expansion efforts that we undertake may not be successful, which, in turn, would limit our growth opportunities.

Our financial results often vary significantly from quarter to quarter, and results for a particular quarter may not necessarily be indicative of the results for the following quarter.

Since individual solar projects can represent a meaningful percentage of our revenues and net income in any single quarter, the deferral or failure to complete a single order in a quarter can result in unexpected revenue and net income shortfalls.  We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are to a large extent fixed. As a result, we may not be able to sufficiently reduce our costs in any quarter to adequately compensate for an unexpected near-term shortfall in revenues, and even a small shortfall could disproportionately and adversely affect financial results for that quarter.

We face risks associated with international trade and currency exchange that could have a material impact on our profitability.

We transact business in the U.S. dollar and the Euro.  Changes in exchange rates would affect the value of deposits of currencies we hold.  We do not currently hedge against exposure to currencies. We cannot predict with certainty future exchange rates and their impact on our operating results.  Movements in the exchange rate between the U.S. dollar and the Euro could have a material impact on our profitability.

Our success may depend in part on our ability to make successful acquisitions.

As part of our business strategy, we plan to expand our operations through strategic acquisitions in our current markets and in new geographic markets.  We cannot accurately predict the timing, size, and success of our acquisition efforts.  Our acquisition strategy involves significant risks, including the following:

•	our ability to identify suitable acquisition candidates at acceptable prices;

•	our ability to successfully complete acquisitions of identified candidates;

•	our ability to compete effectively for available acquisition opportunities;

•	potential impairment to our goodwill and other intangible assets;

•	increases in asking prices by acquisition candidates to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria;

•	diversion of management’s attention to expansion efforts;

•	unanticipated costs and contingent liabilities associated with acquisitions;

•	failure of acquired businesses to achieve expected results;

•	our failure to retain key customers or personnel of acquired businesses; and

•	difficulties entering markets in which we have no or limited experience.

These risks, as well as other circumstances that often accompany expansion through acquisitions, could inhibit our growth and negatively impact our operating results.  In addition, the size, timing, and success of any future acquisitions may cause substantial fluctuations in our operating results from quarter to quarter.  Consequently, our operating results for any quarter may not be indicative of the results that may be achieved for any subsequent quarter or for a full fiscal year.  These fluctuations could adversely affect the market price of our common stock.

Our failure to integrate the operations of acquired businesses successfully into our operations or to manage our anticipated growth effectively could materially and adversely affect our business and operating results.

In order to pursue a successful acquisition strategy, we must integrate the operations of acquired businesses into our operations, including centralizing certain functions to achieve cost savings and pursuing programs and processes that leverage our revenue and growth opportunities.  The integration of the management, operations, and facilities of acquired businesses with our own could involve difficulties, which could adversely affect our growth rate and operating results.  We may be unable to do any of the following:

•	effectively complete the integration of the management, operations, facilities and accounting and information systems of acquired businesses with our own;

•	efficiently manage the combined operations of the acquired businesses with our operations;

•	achieve our operating, growth and performance goals for acquired businesses;

•	achieve additional revenue as a result of our expanded operations; or

•	achieve operating efficiencies or otherwise realize cost savings as a result of anticipated acquisition synergies.

Our rate of growth and operating performance may suffer if we fail to manage acquired businesses profitably without substantial additional costs or operational problems or to implement effectively combined growth and operating strategies.

Costs incurred because we are a public company may affect our profitability.

As a public company, we incur significant legal, accounting and other expenses, and we are subject to the SEC’s rules and regulations relating to public disclosure that generally involve a substantial expenditure of financial resources.  In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, requires changes in corporate governance practices of public companies.  We expect that full compliance with such rules and regulations will significantly increase our legal and financial compliance costs and make some activities more time-consuming and costly, which may negatively impact our financial results.  To the extent our earnings suffer as a result of the financial impact of our SEC reporting or compliance costs, our ability to develop an active trading market for our securities could be harmed.

Our business is exposed to risks associated with a weakened global economy, which increases the uncertainty of project financing for commercial solar installations and the risk of non-payment by our customers.

The tightening of the credit markets and turmoil in the financial markets and a weak global economy contributes to slowdowns in the solar industry, which slowdowns may continue and worsen if current economic conditions are prolonged or deteriorate further. The market for installation of solar power systems depends largely on commercial and consumer capital spending. Economic uncertainty exacerbates negative trends in these areas of spending, and may cause our customers to push out, cancel, or refrain from placing orders, which may reduce our net sales. Difficulties in obtaining capital and deteriorating market conditions may also lead to the inability of some customers to obtain affordable financing, including traditional project financing and tax-incentive based financing and home equity-based financing, resulting in lower sales to potential customers with liquidity issues, and may lead to an increase of incidents where our customers are unwilling or unable to pay for systems they purchase, and additional bad debt expense for the Company. Further, these conditions and uncertainty about future economic conditions may make it challenging for us to obtain equity and debt financing to meet our working capital requirements to support our business, forecast our operating results, make business decisions, and identify the risks that may affect our business, financial condition and results of operations. If we are unable to timely and appropriately adapt to changes resulting from the difficult macroeconomic environment, our business, financial condition, or results of operations may be materially and adversely affected.

We are highly dependent on senior management and key sales and technical personnel.  The loss and inability to replace any such persons could have a material adverse effect on our business and operations.

We are highly dependent on our senior management to manage our business and operations and our key managerial, financial, sales, design, engineering, technical and other personnel for the sale, development and installation of our solar power systems.  In particular, we rely substantially on Dean R. Marks, our Chief Executive Officer, and Miguel de Anquin, our President, to manage our operations.  Although we have employment agreements with, and have obtained key-man life insurance policies for our benefit on the lives of, Messrs. Marks and de Anquin, we cannot assure their continued services to the Company.  The loss of either one of them, or any other member of our senior management, would have a material adverse effect on our business and operations.  Competition for senior management, sales and technical personnel is intense, and the pool of suitable candidates is limited.  We may be unable to locate a suitable replacement for any member of our senior management or key sales and technical personnel that we lose.  In addition, if any member of our senior management or key sales and technical personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners, other key professionals and staff members of our company.     Although each of our senior management and key sales and technical personnel has signed a confidentiality and non-competition agreement in connection with his employment with us, we cannot provide assurances that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key operational personnel.

If we are unable to attract, train, and retain highly qualified personnel, the quality of our services may decline, and we may not meet our business and financial goals.

We compete for qualified personnel with other solar integration companies.  Intense competition for these personnel could cause our compensation costs to increase significantly, which, in turn, could have a material adverse effect on our results of operations.  Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel.  If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals, which will require the retention of these qualified employees to work on our future solar integration projects as we expand our business.

 Shortages in the supply of silicon could adversely affect the availability and cost of the solar PV modules used in our solar energy systems.

Shortages of silicon could adversely affect the availability and cost of the solar PV modules we use in our solar energy systems.  Manufacturers of solar PV modules depend on the availability and pricing of silicon, one of the primary materials used in the manufacture of solar PV modules.  The worldwide market for silicon from time to time experiences a shortage of supply, primarily because of demand for silicon by the semiconductor industry.  Shortages of silicon cause the prices for solar PV modules to increase and supplies to become difficult to obtain.  While we have been able to obtain sufficient supplies of solar PV modules to satisfy our needs to date, this may not be the case in the future.  Future increases in the price of silicon could result in an increase in costs to us, price increases to our customers or reduced margins.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

As a seller of consumer products, we may face product liability claims in the event that use or our solar energy systems results in injuries.  Because solar energy systems produce electricity, it is possible that our products could result in injury, whether by product malfunctions, defects, improper installation or other causes.  If such injuries or claims of injuries were to occur, we could incur monetary damages and our business could be adversely affected by any resulting negative publicity.  The successful assertion of product liability claims against us also could result in potentially significant monetary damages and, if our insurance protection is inadequate to cover these claims, could require us to make significant payments from our own resources.

We may be subject to unexpected warranty expenses or service claims that could reduce our profits.

As a result of the length of the warranty periods we provide, we bear the risk of warranty claims long after we have completed the installation of a solar energy system.  Our current standard warranty for our installation services includes a 10-year warranty period for defects in material and workmanship.  In addition, most manufacturers of solar PV modules offer a 25-year period for declines in power performance.  Although we maintain a warranty reserve for potential warranty or service claims and we have not had material warranty claims in the past, claims in excess of our reserve could adversely affect our operating results.  Our failure to predict accurately future warranty claims could result in unexpected volatility in our financial condition.

We rely on communications and shipping networks to deliver our products.

Given our emphasis on customer service, the efficient and uninterrupted operation of order-processing and fulfillment functions is critical to our catalog and internet business.  To maintain a high level of customer service, we rely on a number of third-party service providers, such as delivery companies, telecommunications companies and printers.  Any interruption in services from our principal third-party service providers, including delays or disruptions resulting from labor disputes, power outages, human error, adverse weather conditions or natural disasters, could materially and adversely affect our business.  In addition, products that we source overseas must be shipped to our distribution center by freight carriers, and a work stoppage or political unrest could adversely affect our ability to fulfill our customer orders.

Risks Relating To Our Industry

Our business depends on the availability of rebates, tax credits and other financial incentives, the reduction or elimination of which would reduce the demand for our services.

Many U.S. states, including California, Nevada, and New Jersey, offer substantial incentives to offset the cost of solar power systems.  These incentives can take many forms, including direct rebates, state tax credits, system performance payments, and Renewable Energy Credits.  There can be no assurance that these incentives will continue to be available. Moreover, although the United States Congress passed legislation to extend for 8 years a 30% federal tax credit for the installation of solar power systems, there can be no assurance that the tax credit will be further extended once they expire.  Additionally, businesses that install solar power systems may elect to accelerate the depreciation of their system over five years.  Spain also offers substantial incentives, including feed-in tariffs.  Spain’s Industry Ministry has implemented a capped solar subsidy program for MW installation and reduced tariff levels.  Italy offers incentives in the form of minimum user prices for solar electricity production and feed-in tariffs that are subject to reduction annually for new applications.  In Italy, the current feed-in tariff decree is effective through 2011, however if subject to unannounced change. Subsequent decrees will redefine rates for solar power plants commissioned thereafter.  A reduction in or elimination of such incentives could substantially increase the cost or reduce the economic benefit to our customers, resulting in significant reductions in demand for our products and services, which may negatively impact our sales.

We have experienced technological changes in our industry. New technologies may prove inappropriate and result in liability to us or may not gain market acceptance by our customers.

The solar power industry, which currently accounts for less than 1% of the world’s power generation according to the Solar Energy Industries Association, is subject to technological change.  Our future success will depend on our ability to appropriately respond to changing technologies and changes in function of products and quality.  If we adopt products and technologies that are not attractive to consumers, we may not be successful in capturing or retaining a significant share of our market. In addition, some new technologies are relatively untested and unperfected and may not perform as expected or as desired, in which event our adoption of such products or technologies may cause us to lose money.

Solar energy is generally a more expensive source of energy than conventional energy or non-solar alternative energy sources, and a drop in the retail price of conventional energy or non-solar alternative energy sources may negatively impact our profitability.

We believe that a customer’s decision to purchase or install solar power capabilities is primarily driven by the cost and return on investment resulting from solar power systems.  Solar energy is generally a more expensive source of energy than conventional energy or non-solar alternative energy sources, especially in the United States.  Fluctuations in economic and market conditions that impact the prices of conventional and non-solar alternative energy sources, such as decreases in the prices of oil, coal and other fossil fuels and changes in utility electric rates and net metering policies, could cause the demand for solar power systems to decline, which would have a negative impact on our profitability.

Existing regulations, and changes to such regulations, may present technical, regulatory, and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

Installations of solar power systems are subject to oversight and regulation in accordance with national and local ordinances, building codes, zoning, environmental protection regulation, utility interconnection requirements for metering, and other rules and regulations.  We attempt to keep up-to-date with these requirements on a national, state, and local level, and must design, construct and connect systems to comply with varying standards.  Certain cities may have ordinances that prevent or increase the cost of installation of our solar power systems.  In addition, new government regulations or utility policies pertaining to solar power systems are unpredictable and may result in significant additional expenses or delays and, as a result, could cause a significant reduction in demand for solar energy systems and our services.  For example, there currently exists metering caps in certain jurisdictions that effectively limit the aggregate amount of power that may be sold by solar power generators into the power grid.  Moreover, in certain markets, the process for obtaining the permits and rights necessary to construct and interconnect a solar power system to the grid requires significant lead time and may become prolonged, and the cost associated with acquiring such permits and project rights may be subject to fluctuation.

Adverse changes in the political and economic policies of European governments could have a material adverse effect on the overall economic growth of European markets, which could reduce the demand for our products and materially and adversely affect our competitive position in Europe.

A significant portion of our business operations are conducted in, and a significant portion of our sales are made in, Spain through our wholly-owned subsidiary, Premier Power Spain. In addition, we have business operations in Italy through our wholly owned subsidiary, Premier Power Italy.  Spain and Italy offer substantial incentives, including feed-in tariffs, to encourage the growth of solar power as a form of renewable energy. However, there have been significant changes in Spain’s laws which cap the amount of kilowatts installed by solar power installers in Spain at 66 MW per quarter, effectively limiting the number of solar module installations throughout Spain, and such new laws also created a more complicated and lengthy permitting process in order to receive the government funded feed-in tariffs.  Accordingly, our business, financial condition, results of operations, and prospects are affected significantly by economic, political, and legal developments in such European countries. Any adverse change in such policies could have a material adverse effect on the overall economic growth in Europe or on the level of our incentives, which, in turn, could lead to a reduction in demand for our products and consequently have a material adverse effect on our European operations and sales.

If the demand for solar power technology and solar power products does not continue to increase, our sales may decline, and we may be unable to achieve or sustain profitability.

The market for solar power products is continuing to evolve, and the level of demand for solar power technology is uncertain.  Many factors will influence the widespread use of solar power technology and demand for solar power products, including:

•	cost effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•	the level of capital expenditures by customers, especially in a weak global economy; and

•	availability of government subsidies and incentives.

If demand for solar power products fails to sufficiently grow, we may be unable to generate enough revenue to achieve and sustain profitability.  In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate.

Public opposition toward solar farms may make it more difficult to obtain the necessary permits and authorizations required to develop or maintain a solar farm.

Public attitude towards aesthetic and environmental impacts of solar energy projects impacts the ability to develop our solar farms. In many jurisdictions, the environmental impact review process ensures a role for concerned members of the public who oppose solar energy projects in general or are concerned with potential environmental, health, or aesthetic impacts, impacts on property values or the rewards of property ownership, or impacts on the natural beauty of public lands, which can lead to changes in design or layout, extensive impact mitigation requirements, or even the rejection of a project. In such areas, local acceptance is critical to the ability to obtain and maintain necessary permits and approvals. We cannot assure you that any solar farm projects under development will be accepted by the affected population. Public opposition can also lead to legal challenges that may result in the invalidation of a permit or, in certain cases, the dismantling of an existing solar farm as well as increased cost and delays. Reduced acceptance of solar farms by local populations, an increase in the number of legal challenges, or an unfavorable trend in the outcome of these challenges could prevent us from achieving our plans, which, in turn, could have a material adverse effect on our business, results of operations, and financial condition.

Risk Relating to Our Securities

We have not paid any cash dividends, and no cash dividends will be paid in the foreseeable future, which may require our stockholders to generate a cash flow from their investment in our securities through alternative means.

We do not anticipate paying cash dividends on our common stock in the foreseeable future, and we may not have sufficient funds legally available to pay dividends.  Even if funds are legally available for distribution, we may nevertheless decide not to or may be unable to pay any dividends to our stockholders. We intend to retain all earnings for our operations.  Accordingly, our stockholders may have to sell some or all of their common stock in order to generate cash flow from their investment.  Our stockholders may not receive a gain on their investment when they sell their common stock and may lose some or all of their investment.  Any determination to pay dividends in the future on our common stock will be made at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law, capital requirements, and other factors that our board of directors deems relevant.

 We may need additional capital, and the sale of additional shares or other equity securities could result in dilution to our stockholders.  Additionally, our stockholders may face dilution from conversion of our Series A Convertible Preferred Stock or Series B Convertible Preferred Stock.

We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain an increased credit facility. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of additional indebtedness would result in increased debt service obligations and could result in further operating and financing covenants that would further restrict our operations. We cannot provide assurances that financing will be available in amounts or on terms acceptable to us, if at all.  Additionally, there are outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock issued by us that could convert into additional shares of common stock, the conversion of which could dilute our current stockholders.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase our stockholders’ transaction costs to sell those shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934, as amended.  The penny stock rules apply to companies that are not traded on a national securities exchange whose common stock trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years).  The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse).  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks.  These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity for our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

Our common stock is thinly traded, and an active public market for our common stock may not develop or be sustained.

Although our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”), we cannot predict the extent to which an active public market for our common stock will develop or be sustained.  Our common stock has historically been sporadically or “thinly traded” on the OTCBB, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or nonexistent.  This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-adverse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on our stock price.  We cannot provide assurances that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The volatility of the market price of our common stock may render our stockholders unable to sell their shares of our common stock at or near “ask” prices or at all if they need to sell their shares to raise money or otherwise desire to liquidate their shares.

The market price of our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” that could lead to wide fluctuations in our stock price.  The price at which our common stock is purchased may not be indicative of the price that will prevail in the trading market.  An investor in our common stock may be unable to sell their common stock at or above their purchase price if at all, which may result in substantial losses to such investor.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our stock price will continue to be more volatile than a seasoned issuer for the indefinite future.  The volatility in our stock price is attributable to a number of factors. As noted above, our common stock is sporadically and/or thinly traded.  As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction.  The price for our shares could, for example, decline precipitously in the event a large number of our shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its stock price.  The following factors also may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes; additions to or departures of our key personnel, as well as other items discussed under this “Risk Factors” section, as well as elsewhere in this document.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

If we do not meet the listing standards established by national securities exchange markets such as Nasdaq and NYSE Amex LLC, our common stock may not become listed for trading on one of those markets, which may restrict the liquidity of shares held by our stockholders.

We have applied for listing of our common stock for trading on national securities exchanges, and the applications are currently pending.  The listing of our common stock on a national securities exchange may result in a more active public market for our common stock, resulting in turn in greater liquidity of shares held by our stockholders.  National securities exchanges such as Nasdaq and NYSE Amex LLC have established certain quantitative criteria and qualitative standards that companies must meet in order to become and remain listed for trading on these markets.  We cannot guarantee that we will be able to meet all necessary requirements for listing; therefore, we cannot guarantee that our common stock will be listed for trading on a national securities exchange.

Volatility in our common stock price may subject us to securities litigation that could result in substantial costs to our business.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect our stock price will be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources that otherwise could have been focused on our business operations.

Past activities of our company and affiliates may lead to future liability for our company.

Prior to our acquisition of Premier Power California, we were a third-party logistics provider for supply chain management, a business unrelated to our current operations.  Any liabilities relating to such prior business against which we are not completely indemnified will be borne by us and may result in substantial costs to the Company and could divert management’s attention and resources that otherwise could have been focused on our business operations.

A large majority of our shares are held by a few stockholders, some of whom are members of our management.  As these principal stockholders substantially control our corporate actions, our other stockholders may face difficulty in exerting any influence over matters not supported by these principal stockholders.

Our principal stockholders include Dean R. Marks, who is our Chairman of the Board and Chief Executive Officer, and Miguel de Anquin, who is our President and Corporate Secretary and a member of our Board. Messrs. Marks and de Anquin together own a majority of our outstanding shares of common stock.  Additionally, Bjorn Persson, the Executive Vice President of European Operations, and Vision Opportunity Master Fund, Ltd. each own over 5% of our outstanding shares of common stock.  Vision owns 6,300,000 shares of preferred stock.  These stockholders, acting individually or as a group, could exert control over matters such as electing directors, amending our certificate of incorporation or bylaws, and approving mergers or other business combinations or transactions.  In addition, because of the percentage of ownership and voting concentration in these principal stockholders and their affiliated entities, elections of our board of directors will generally be within the control of these stockholders and their affiliated entities.  While all of our stockholders are entitled to vote on matters submitted to our stockholders for approval, the concentration of shares and voting control presently lies with these principal stockholders and their affiliated entities.  As such, it would be difficult for stockholders to propose and have approved proposals not supported by these principal stockholders and their affiliated entities.  There can be no assurance that matters voted upon by our officers and directors in their capacity as stockholders will be viewed favorably by all stockholders of our company.  The stock ownership of our principal stockholders and their affiliated entities may discourage a potential acquirer from seeking to acquire shares of our common stock which, in turn, could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Anti-takeover rules with respect to business combinations with certain stockholders under Delaware law could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders.

We are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder (or a stockholder who owns more than 15% of the corporation's voting stock) for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

 The Certificate of Designation of Preferences, Rights and Limitations of our Series A Convertible Preferred Stock provides the holder of our Series A Preferred with anti-dilution rights, which, if triggered, will result in dilution to our existing stockholders.

The Certificate of Designation of our Series A Convertible Preferred provides certain anti-dilution rights to their holders. Vision Opportunity Master Fund, Ltd. is the sole holder of our Series A Convertible Preferred, and it currently holds 3,500,000 shares, which were issued on September 10, 2008.  Vision’s shares of Series A Convertible Preferred are convertible into 3,500,000 shares of our common stock at a then current conversion price of $2.00. If the conversion price were reduced, our existing stockholders will be diluted.

Our certificate of incorporation authorizes our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock.  Our board of directors also has the authority to issue preferred stock without further stockholder approval.  As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.  In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Contractual limitations that restrict conversion of securities held by Vision Opportunity Master Fund, Ltd. may not necessarily prevent substantial dilution of the voting power and value of an investment in our securities.

The contractual limitations that restrict conversion of shares of Series A Convertible Preferred Stock and of Series B Convertible Preferred Stock held by Vision Opportunity Master Fund, Ltd. (“Vision”) for shares of our common stock are limited in their application and effect and may not prevent substantial dilution of our existing stockholders.  Pursuant to the terms of such securities, Vision may not convert the Series A Stock or the Series B Stock to the extent that such conversion would cause Vision’s beneficial ownership, together with its affiliates, to exceed 9.99% of the number of shares of our outstanding common stock immediately after giving effect to the issuance of shares of common stock as a result of a conversion.  Vision, may, however waive this limitation upon 61 days’ notice to the Company.  In addition, this 9.99% limitation does not prevent Vision from converting the Series A Stock or the Series B Stock into shares of our common stock and then reselling those shares in stages over time where Vision and its affiliates do not, at any given time, beneficially own shares in excess of the 9.99% limitation.  Consequently, this limitation will not necessarily prevent substantial dilution of the voting power and value of an investment in our securities.  Further, the Company has registered for resale shares of the Company’s common stock issuable upon conversion of the Series A Stock and Series B Stock. Vision may waive the 9.99% limitation and sell a large number of shares of the Company’s common stock issued to it upon conversion of the Series A Stock and Series B Stock into the open market, which could result in a substantial drop in the market price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, and plans and objectives of management for future operations, are forward-looking statements.  These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other similar words.  These statements are only predictions.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. We discuss many of the risks in greater detail under the heading "Risk Factors."  Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.  Except as required by law, we assume no obligation to update any forward-looking statements after the date of this prospectus.

This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data.  This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.  We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness.  In addition, projections, assumptions, and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and elsewhere in this prospectus.  These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

DETERMINATION OF OFFERING PRICE

The selling security holders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

This prospectus relates to sale of shares of common stock issuable upon exercise of currently outstanding stock options that may be offered and sold from time to time by the selling security holders.  We will receive the exercise price from the sale of shares to the selling security holders when, and if, such selling security holders exercise their stock options.  Any proceeds received by us from the exercise of such stock options will be used for general working capital purposes.

SELLING SECURITY HOLDERS

The selling security holders named in this prospectus are offering all of the 1,487,064 shares offered through this prospectus pursuant to the exercise of stock options granted to the selling security holders pursuant to the Plan.

A total of 4,951,875 shares of common stock were reserved for issuance under all awards that may be granted under the Plan.

If, subsequent to the date of this reoffer prospectus, we grant any further awards under the Plan, to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling security holders.

The following table provides, as of May 27, 2011, information regarding the beneficial ownership of our common shares held by each of the selling security holders, including:

1.	the number of common shares owned by each selling security holder prior to this offering;
2.	the total number of common shares that are to be offered by each selling security holder;
3.	the total number of common shares that will be owned by each selling security holder upon completion of the offering; and
4.	the percentage owned by each selling security holder.

Information with respect to beneficial ownership is based upon information obtained from the selling security holders.  Information with respect to "Shares Beneficially Owned Prior to the Offering" includes the shares issuable upon exercise of the stock options held by the selling security holders to the extent these options are exercisable within 60 days of May 27, 2011.  The "Number of Shares Being Offered" includes the common shares that may be acquired by the selling security holders pursuant to the exercise of stock options granted to the selling security holders pursuant to the Plan.  Information with respect to "Shares Beneficially Owned After the Offering" assumes the sale of all of the common shares offered by this prospectus and no other purchases or sales of our common shares by the selling security holders.  Except as described below and to our knowledge, the named selling security holder beneficially owns and has sole voting and investment power over all common shares or rights to these common shares.

Because the selling security holders may offer all or part of the common shares currently owned or the common shares received upon exercise of the options that they own pursuant to the offering contemplated by this reoffer prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of options that will be held upon termination of this offering.  The common shares currently owned and the common shares received upon exercise of the options offered by this reoffer prospectus may be offered from time to time by the selling security holders named below.

	SHARES BENEFICIALLY OWNED PRIOR TO THIS OFFERING (1)			NUMBER OF SHARES BEING OFFERED (3)		SHARES BENEFICIALLY OWNED UPON COMPLETION OF THE OFFERING (1)
NAME	NUMBER		PERCENT (2)			NUMBER	PERCENT (2)

Dean R. Marks, Chief Executive Officer and Chairman of the Board	11,322,037	(4)	39.1%	184,132	(5)	11,234,415	38.8%
Miguel de Anquin, President, Corporate Secretary, and Director	6,818,210	(6)	23.5%	123,932	(7)	6,704,638	23.2%
Frank J. Sansone, Chief Financial Officer	153,475	(8)	*	490,000	(9)	875	*
Stephen Clevett, Chief Operating Officer	73,333	(10)	*	275,000	(11)	0	*
Kevin Murray, Director	66,750	(12)	*	138,000	(13)	0	*
Robert Medearis, Director	66,750	(12)	*	138,000	(13)	0	*
Tommy Ross, Director	68,390	(14)	*	138,000	(15)	1,640	*
TOTAL SHARES OFFERED				1,487,064

* less than one percent

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares, which the selling security holder has the right to acquire within 60 days.

(2)	Based upon 28,925,876 shares of common stock issued and outstanding as of May 27, 2011.

(3)	Represents options to purchase shares of our common stock and restricted shares of common stock granted under our 2008 Equity Incentive Plan.

(4)
Includes 35,572 shares of common stock issuable upon exercise of stock options that were granted to Mr. Marks on January 9, 2009, 200 shares of common stock held by his wife, who is one of our employees, 10,800 shares of common stock issuable upon exercise of stock options that were granted to his wife on January 9, 2009, and 3,250 shares of common stock issuable upon exercise of stock options that were granted to his wife on February 19, 2010.

(5)
Includes 200 shares of common stock granted to Mr. Marks’ wife on August 28, 2009, stock options to purchase 83,932 shares of common stock granted on January 9, 2009, stock options to purchase 27,000 shares of common stock granted to Mr. Marks’ wife on January 9, 2009, stock options to purchase 13,000 shares of common stock granted to Mr. Marks’ wife on February 19, 2010, stock options to purchase 20,000 shares of common stock granted on May 12, 2011, and 40,000 shares of common stock granted on March 11, 2011.

(6)	Includes 33,572 shares of common stock issuable upon exercise of stock options that were granted to Mr. de Anquin on January 9, 2009.

(7)	Includes stock options to purchase 83,932 shares of common stock granted on January 9, 2009 and 40,000 shares of common stock granted on March 11, 2011.

(8)
Includes 62,500 shares of common stock issuable upon exercise of stock options that were granted to Mr. Sansone on November 5, 2009 and 37,500 shares of common stock issuable upon exercise of stock options that were granted to Mr. Sansone on February 19, 2010.

(9)
Includes stock options to purchase 250,000 shares of common stock granted on November 5, 2009, stock options to purchase 150,000 shares of common stock granted on February 19, 2010, 50,000 shares of common stock granted on February 29, 2010, and 40,000 shares of common stock granted on March 11, 2011.

(10)
Includes 40,000 shares of common stock issuable upon exercise of stock options that were granted to Mr. Clevett on January 9, 2009, 25,000 shares of common stock issuable upon exercise of stock options that were granted on December 1, 2009, and 8,333 shares of common stock that vested from an award of stock granted on May 14, 2010.

(11)
Includes stock options to purchase 100,000 shares of common stock granted on January 9, 2009, stock options to purchase 100,000 shares of common stock granted on December 1, 2009, 25,000 shares of common stock granted on May 14, 2010, and 50,000 shares of common stock granted on March 11, 2011.

(12)	Includes 3,750 shares of common stock issuable upon exercise of stock options that were granted to this selling security holder on February 19, 2010.

(13)
Includes stock options to purchase 15,000 shares of common stock granted on February 19, 2010, stock options to purchase 15,000 shares of common stock granted on March 11, 2011, 16,500 shares of common stock granted on February 29, 2010, 16,500 shares of common stock granted on January 15, 2011, and 75,000 shares of common stock granted on March 11, 2011.

(14)
Includes 3,750 shares of common stock issuable upon exercise of stock options that were granted to Mr. Ross on February 19, 2010, an aggregate 17,770 shares of common stock held by Mr. Ross’ children, and 370 shares of common stock held in Mr. Ross’ IRA account.

(15)
Includes stock options to purchase 15,000 shares of common stock granted on February 19, 2010, stock options to purchase 15,000 shares of common stock granted on March 11, 2011, 16,500 shares of common stock granted on February 29, 2010, 75,000 shares of common stock granted on March 11, 2011, and 16,500 shares of common stock granted on April 15, 2011.

PLAN OF DISTRIBUTION

As used in this prospectus, selling security holders includes the selling security holders named above and their donees, pledgees, transferees, or other successors-in-interest selling shares received from named selling security holders as a gift, partnership distribution, or other non-sale-related transfer after the date of this prospectus. We have been advised that the selling security holders may effect sales of shares directly, or indirectly by or through underwriters, agents or broker-dealers, and that the shares may be sold by one or a combination of the following methods:

•
one or more block transactions, in which the broker or dealer so engaged will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions or transactions in which a broker solicits purchases;

•	through the OTC Bulletin Board or on such exchange or over-the counter markets on which our shares may be listed or quoted at the time of the sale;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	through distributions to creditors and equity holders of the selling security holders; or

•	any combination of the foregoing, or any other available means allowable under applicable law.

We will bear all costs, expenses, and fees in connection with the registration and sale of the common shares covered by this prospectus, other than underwriting discounts and selling commissions. We will not receive any proceeds from the sale of the shares of our common shares covered hereby. The selling security holders will bear all commissions and discounts, if any, attributable to sales of the shares. The selling security holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

The selling security holders may sell the shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this prospectus.  The selling security holders will act independently of us in making decisions regarding the timing, manner, and size of each sale.  The selling security holders may effect sales by selling the shares directly to purchasers in individually negotiated transactions, or to or through broker-dealers, which may act as agents or principals.  The selling security holders may sell their shares at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices.

Additionally, the selling security holders may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise.  In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with selling security holders.  The selling security holders also may sell shares short and redeliver shares to close out such short positions.  The selling security holders may also enter into option or other transactions with broker-dealers that require the delivery of shares to the broker-dealer.  The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.  The selling security holders also may loan or pledge shares to a broker-dealer.  The broker-dealer may sell the shares so loaned or pledged pursuant to this prospectus.

The selling security holders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, the third party may use securities pledged by the selling security holders or borrowed from the selling security holders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling security holders in settlement of those derivatives to close out any related open borrowings of stock.  The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Broker-dealers or agents may receive compensation in the form of commissions, discounts, or concessions from selling security holders.  Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both.  Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares.  In effecting sales, broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in the resales.

In connection with sales of our common shares covered hereby, the selling security holders and any broker-dealers or agents and any other participating broker-dealers who execute sales for the selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act.  Accordingly, any profits realized by the selling security holders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting discounts and commissions.  Because selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of that act.  We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements.  In addition, any shares of a selling security holder covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

The selling security holders will be subject to applicable provisions of Regulation M of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of our common shares by the selling security holders.  These restrictions may affect the marketability of such shares.

In order to comply with applicable securities laws of some states, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.

LEGAL MATTERS

The validity of the shares of common stock that may be offered pursuant to this prospectus has been passed upon by Richardson & Patel LLP, Los Angeles, California.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (“SEC”) allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that such information is considered part of this prospectus.  Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling security holders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

•
Reference is made to our annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2010, as filed with the SEC on March 31, 2011 and amended on May 31, 2011, which is hereby incorporated by reference.

•	Reference is made to our current reports on Form 8-K filed with the SEC on April 6, 2011 and April 21, 2011, which are hereby incorporated by reference.

•	Reference is made to our quarterly reports on Form 10-Q for the quarter ended March 31, 2011 as filed with the SEC on May 16, 2011, which is hereby incorporated by reference.

•	The description of our common stock is incorporated by reference to our Post-Effective Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-155241), filed with the SEC on May 28, 2010.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents.  Written or oral requests for such copies should be directed to Frank J. Sansone.

  DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.  Pursuant to the provisions of Section 145, a corporation may indemnify its directors, officers, employees, and agents as follows:

“(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).”

Charter Provisions and Other Arrangements of the Registrant

We have adopted the following indemnification provisions in our certificate of incorporation for our officers and directors:

“The corporation shall, to the fullest extent permitted by the provisions of 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.”

We also have a $5,000,000 director’s and officer’s liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC.  Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC.  We file annual, quarterly and special reports, proxy statements, and other information with the SEC.  You can inspect and copy the Registration Statement as well as reports, proxy statements, and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549.  You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees.  You can call the SEC at 1-800-732-0330 for further information about the public reference room.  We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov.  No dealer, salesperson, or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful.  Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

              The Registrant hereby incorporates by reference into this Registration Statement the documents listed below.  In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

•
Reference is made to our annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2010, as filed with the SEC on March 31, 2011 and amended on May 31, 2011, which is hereby incorporated by reference.

•	Reference is made to our current reports on Form 8-K filed with the SEC on April 6, 2011 and April 21, 2011, which are hereby incorporated by reference.

•	Reference is made to our quarterly reports on Form 10-Q for the quarter ended March 31, 2011 as filed with the SEC on May 16, 2011, which is hereby incorporated by reference.

•	The description of our common stock is incorporated by reference to our Post-Effective Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-155241), filed with the SEC on May 28, 2010.

The Securities and Exchange Commission (“SEC”) allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that such information is considered part of this prospectus.  Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling security holders have sold all of the shares offered hereby or such shares have been deregistered.

Item 4.                 Description of Securities.

Not applicable.

Item 5.                 Interests of Named Experts and Counsel.

Not applicable.

Item 6.                 Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.  Pursuant to the provisions of Section 145, a corporation may indemnify its directors, officers, employees, and agents as follows:

“(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).”

Charter Provisions and Other Arrangements of the Registrant

We have adopted the following indemnification provisions in our certificate of incorporation for our officers and directors:

“The corporation shall, to the fullest extent permitted by the provisions of 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.”

We also have a $5,000,000 director’s and officer’s liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.                 Exhibits.

Exhibit Number	Description
5.1	Opinion of Richardson & Patel LLP (filed on January 27, 2009 as an exhibit to our Registration Statement on Form S-8, and incorporated herein by reference)
10.1	Premier Power Renewable Energy, Inc. 2008 Equity Incentive Plan (filed on January 27, 2009 as an exhibit to our Registration Statement on Form S-8, and incorporated herein by reference)
10.2	Amendment to the Premier Power Renewable Energy, Inc. 2008 Equity Incentive Plan (filed on June 1, 2011 as an exhibit to our Registration Statement on Form S-8, and incorporated herein by reference)
23.1	Consent of Richardson & Patel LLP (included in Exhibit 5.1)
23.2	Consent of Macias Gini & O’Connell LLP (filed herewith)
24.1	Power of Attorney (included on the signature page to this registration statement)

Item 9.                 Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), and (1)(ii) do not apply if the Registration Statement is on Form S-8 and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant  hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the El Dorado Hills, California, on June 2, 2011.

PREMIER POWER RENEWABLE ENERGY, INC. (Registrant)

By:	/s/ Dean R. Marks
Dean R. Marks
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Dean R. Marks and Frank J. Sansone as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Dean R. Marks	Chairman of the Board and Chief Executive Officer	June 2, 2011
Dean R. Marks

/s/ Frank J. Sansone	Chief Financial Officer	June 2, 2011
Frank J. Sansone

/s/ Miguel de Arquin	President and Director	June 2, 2011
Miguel de Arquin

/s/ Tommy Ross	Director	June 2, 2011
Tommy Ross